Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement to be filed on September 21, 2026 on Form F-1 with the U.S. Securities and Exchange Commission of Green Circle Decarbonize Technology Limited and its subsidiaries (the “Company”) of our report dated August 14, 2026, relating to our audits of the consolidated financial statements as of March 31, 2026, and 2025, and for each of the three years in the three-year period ended March 31, 2026, which appears in the Company’s Annual Report on Form 20-F for the year ended March 31, 2026.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 21, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us